UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2012

Constant Contact, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 33707	04-3285398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 472-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2012, the Board of Directors (the “Board”) of Constant Contact, Inc. (the “Company”) elected Jay Herratti to serve as a Class I director of the Company until the Company’s 2014 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified. The Board also appointed Mr. Herratti to serve as a member of the Board’s Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”).

From September 2004 to May 2012, Mr. Herratti held numerous leadership positions at IAC/InterActiveCorp, a publicly traded internet company (“IAC”), including, from June 2010 to May 2012 as Chief Executive Officer of CityGrid Media, an online media company that connects online consumers with local businesses through its owned and operated web and mobile sites and through its ad network; from June 2008 to June 2010 as Chief Executive Officer of Citysearch and concurrently from January 2009 to December 2009 as Chief Executive Officer of Evite; from April 2007 to June 2008 as President of Citysearch; from December 2005 to April 2007 as Senior Vice President, Strategic Planning, for IAC corporate and concurrently from January 2007 to June 2007 as Interim Chief Executive Officer of IAC Advertising Solutions; and from September 2004 to December 2005 as Senior Vice President, Strategy & Business Development, for IAC Electronic Retailing & HSN. Before joining IAC, Mr. Herratti held the position of Senior Vice President of e-Business Strategy and Development at Federated Department Stores. Previously, he held senior positions with The Boston Consulting Group, Inc. and GE Capital, a division of the General Electric Corporation. Between November 2009 and May 2012, Mr. Herratti has served on the Board of Directors of Orange Soda, a private online marketing company for local businesses. Mr. Herratti holds a B.S. from the University of Maryland and an M.B.A. from INSEAD.

Mr. Herratti was recommended to the Board by the Nominating and Corporate Governance Committee, in accordance with the provisions of its charter. There are no arrangements or understandings between Mr. Herratti and any other person pursuant to which Mr. Herratti was elected as a director. There are no transactions in which Mr. Herratti has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s director compensation policy, Mr. Herratti will receive an annual retainer of $20,000 for service as a director, an additional annual fee of $2,500 for service on the Nominating and Corporate Governance Committee and reimbursement for out-of-pocket expenses incurred in connection with attending Board and Nominating and Corporate Governance Committee meetings.

In accordance with the Company’s 2011 stock incentive plan, upon his election to the Board, Mr. Herratti was automatically granted an option to purchase 25,000 shares of the Company’s common stock with an exercise price of $17.84, which is equal to the closing, or last sale, price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant, July 2, 2012. The option will vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, and an additional 8.33% of the shares underlying the option vesting each three months thereafter, subject to Mr. Herratti’s continued service as a director.

In connection with Mr. Herratti’s election to serve as a Class I director, the Board increased the number of directors constituting the full Board from seven to eight, by the addition of one Class I director such that the full Board comprises three Class I directors, two Class II directors, and three Class III directors.

The full text of the press release issued by the Company on July 2, 2012 in connection with Mr. Herratti’s election as a director of the Company is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On May 3, 2012, while it was permissible under the applicable securities laws for officers of the Company to purchase and sell securities of the Company, the following officer entered into a binding trading plan (the “10b5-1 Plan”):

Name	Title	Maximum number of shares of common stock that may be sold under 10b5-1 Plan	Time period during which sales may occur under 10b5-1 Plan
Harpreet S. Grewal	Executive Vice President, Chief Financial Officer and Treasurer	32,895	08/03/2012 — 12/31/2013

Pursuant to the 10b5-1 Plan, certain shares of the Company’s common stock held by Mr. Grewal will be sold on a periodic basis without further direction from him in accordance with the terms and conditions set forth in the 10b5-1 Plan, which includes minimum sale price thresholds. Under the Company’s insider trading policy, trades will not occur under the 10b5-1 Plan until at least 90 days after the execution date of the 10b5-1 Plan. The 10b5-1 Plan is designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Transactions made pursuant to the 10b5-1 Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 plans of the Company’s officers or directors, nor to report modifications or terminations of such plans.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on July 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.

Date: July 2, 2012	By:	/s/ Robert P. Nault
Robert P. Nault Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on July 2, 2012.